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ContiFinancial Corporation                                 Exhibit 12.1
Ratio of Earnings to Fixed Charges
Exhibit 12.1 of March 31, 1999 Form 10-K

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                                  Fiscal 99    Fiscal 98   Fiscal 97    Fiscal 96    Fiscal 95
Summary:
 Earnings                          (255,696)    385,425     297,677      197,996      77,895
 Fixed Charges                      233,598     165,904     120,636       74,770      29,635
                                   --------     -------     -------      -------      ------
 Ratio                                (l.09)(a)    2.32        2.47         2.65        2.63
                                   ========     =======     =======      =======      ======

Earnings:
 Income/loss before income taxes
  and minority interest            (493,615)    224,965     177,041      126,536      56,988
 Plus: Interest expense             233,598     165,904     120,636       74,770      29,635
 Less: Equity income/loss in
  unconsolidated subsidiaries         4,321      (5,444)         --           --          --
 Less: Minority interest                n/a         n/a         n/a       (3,310)     (8,728)
                                   --------     -------     -------      -------      ------
     Total "Earnings"              (255,696)    385,425     297,677      197,996      77,895
                                   ========     =======     =======      =======      ======

Fixed Charges:
  Interest expense                 233,598     165,904     120,636       74,770      29,635

(a) The dollar amount of the deficiency at March 31, 1999 was $489,294.
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